Exhibit 99.3

The undersigned hereby consents to being named in this proxy statement/prospectus included in the Registration Statement on Form S-4 filed by SilverSun Technologies, Inc. (including any amendments to such Registration Statement) in connection with the Agreement and Plan of Merger, dated as of September 29, 2022, by and among SilverSun Technologies, Inc., Rhodium Enterprises Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of SilverSun, Rhodium Enterprises Acquisition LLC, a Delaware limited liability company and direct wholly owned subsidiary of SilverSun, and Rhodium Enterprises, Inc., a Delaware corporation, as it may be amended from time to time, as a person who will become a director and to the filing of this consent as an exhibit to the Registration Statement.

Date: October 14, 2022

/s/ Nicholas Cerasuolo
Name: Nicholas Cerasuolo